EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel and Other U.S. Producers File Trade Cases Against Five Countries

West Chester, OH, June 3, 2015 - AK Steel (NYSE: AKS) today announced that it has joined other major domestic steel producers in filing anti-dumping and counter-vailing duty petitions against five countries related to corrosion-resistant steel. The petitions charge that unfairly traded imports of corrosion-resistant steel from China, India, Italy, South Korea and Taiwan are causing material injury to AK Steel and the domestic steel industry. The petitions further charge that significant subsidies have been provided to the foreign producers by the governments of those countries. AK Steel produces corrosion-resistant steel for some of the most demanding customer applications, including those for the automotive, infrastructure and manufacturing industries. Corrosion-resistant steel comprised nearly 46% of the company’s shipments for 2014.
“AK Steel and the domestic industry have been facing a tidal wave of what we believe are unfairly dumped and subsidized imports of corrosion-resistant steel coming into this country,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “These unfairly traded imports have seriously impacted pricing in the U.S. market, which has resulted in a significant negative effect on our production, sales, and earnings.”
AK Steel was joined in filing the petitions by Arcelor Mittal USA, California Steel Industries, Nucor Corporation, Steel Dynamics, Inc. and United States Steel Corporation. The petitions were filed today with the United States Department of Commerce (“Commerce Department”) and the United States International Trade Commission (“USITC”).
The five countries covered by the antidumping petitions and the dumping margins alleged by AK Steel and the domestic industry are as follows:

COUNTRY	DUMPING MARGINS ALLEGED
China	120.20%
India	71.09%
Italy	123.76%
South Korea	80.06%
Taiwan	84.40%

The petitions also allege that the foreign producers benefit from numerous counter-vailable subsidies. The petitions were filed in response to large and increasing volumes of low-priced imports of corrosion-resistant steel from the subject countries over the past three years that have injured AK Steel and other U.S. producers. Imports of corrosion-resistant steel from the five countries targeted by this case increased by 85% between 2012 and 2014, from 1.5 million tons to 2.75 million tons. These imports increased further in the first quarter of 2015, from 600,000 to 800,000 tons. In 2014, these countries exported more than $2.2 billion of corrosion-resistant steel to the United States.
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The petitions allege that producers in the subject countries have injured AK Steel and others in the domestic industry by selling their products at unfairly low prices that significantly undercut the prices of U.S. producers. As a result, imports of corrosion-resistant steel have captured an increasing share of the U.S. market at the direct expense of AK Steel and the U.S. industry. The price declines that U.S. producers have suffered are likely to continue if duties are not imposed to level the playing field.
Anti-dumping duties are intended to offset the amount by which a product is sold at less than fair value, or “dumped,” in the United States. The margin of dumping is calculated by the Commerce Department. Estimated duties in the amount of the dumping are collected from importers at the time of importation.
Counter-vailing duties are intended to offset unfair subsidies that are provided by foreign governments and benefit the production of a particular good. The USITC, an independent agency, will determine whether the domestic industry is materially injured or threatened with material injury by reason of the unfairly traded imports.
Corrosion-resistant steel is steel sheet that has been coated or plated with a corrosion-or heat-resistant metal to prevent corrosion and thereby extend the service life of the products made from the steel. Steel coated with zinc, aluminum, or any of several zinc-aluminum alloys comprises most of the product at issue. Based on these unique product characteristics, corrosion-resistant steel is widely used in infrastructure and construction applications such as roofing, siding, hardware, roof and bridge decks, guard rails, and culverts. Corrosion-resistant steel is also used in the manufacture of automobiles, trucks, appliances, industrial equipment, and agricultural equipment.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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